UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2008

General DataComm Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-8086	06-0853856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Rubber Avenue, Naugatuck, CT	06770
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203)-729-0271

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 1, 2008, the Company borrowed $250,000 from Howard S. Modlin, Chairman of the Board and Chief Executive Officer.  Previously, on September 18, 2008 the Company had borrowed $175,000 from Mr. Modlin.  The loans are reflected by demand promissory notes bearing interest at the rate of 10% per annum from the date of loan secured by the assets of the Company.  The proceeds of such loans are to be used by the Company for working capital purposes.

Item 8.01	Other Events.

On September 29 and 30, 2008, the Company implemented further employee compensation reductions, including a combination of salary reductions, benefit reductions and job eliminations for an anticipated annual savings of approximately $1.2 million.

Debentures in the principal amount of $19,453,000 matured on October 1, 2008.  While a subordinated security agreement signed by the indenture trustee on behalf of the debenture holders provides that no payments may be made to debenture holders while senior secured debt is outstanding,  in the absence of such provision the Company does not have the ability to repay the debentures.  Senior secured debt in the principal amount of $7,255,945 was outstanding at October 1, 2008.  Therefore, no payments to debenture holders have been made as of the maturity date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General DataComm Industries, Inc.
(Registrant)

By: /S/ William G. Henry

_______________________________
William G. Henry
Vice President, Finance and
Administration, and Principal Financial Officer

October 3, 2008